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                                                                     Exhibit 5.1

                                November 23, 1999


Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, California 95035

         RE:    REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have examined the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be filed by Adaptec, Inc., a Delaware Corporation (the "Company"), with the Securities and Exchange Commission on or about November 24, 1999 (the "Registration Statement"), relating to shares of Common Stock of Adaptec California reserved for issuance under the certain stock plans (the "Plans") of the Adaptec California. As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us to be taken prior to the issuance and sale of the Shares pursuant to the Plans, and upon completion of the proceedings being taken in order to permit such transaction to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plans and the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati